                                                                   EXHIBIT 10.29

                              ESS TECHNOLOGY, INC.

                          AGREEMENT AND MUTUAL RELEASE

         This Agreement and Mutual Release ("AGREEMENT") is made by and between ESS Technology, Inc. (the "COMPANY"), and Herbert J. Martin (the "EMPLOYEE").

         WHEREAS, the Company and Employee have entered into agreements regarding the Employee's relationship with the Company dated as of October 23, 1996 (the "PRIOR AGREEMENTS");

         WHEREAS, the Company and Employee had philosophical differences, and the Company and Employee believe that it is in the best interests of all of the parties to terminate Employee's employment with the Company; and

         WHEREAS, the Company and Employee have mutually agreed to release each other from any claims arising from or related to the employment relationship and to enter into a consulting arrangement pursuant to which Employee will perform consulting services for the Company as described below.

         NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "PARTIES") hereby agree as follows:

         1. TERMINATION. The Company and Employee acknowledge and agree that the Employee's employment is terminated (the "Termination") effective at the close of business on February 13, 1997 (the "TERMINATION DATE"). The Company and the Employee further acknowledge and agree that Employee's period of employment commenced on August 18, 1996, and is terminated as of the Termination Date. The Company and Employee further acknowledge and agree that Employee will continue as a member of the Board of Directors of the Company until the next annual meeting of the Shareholders of the Company (currently scheduled for May 9, 1997), at which date Employee agrees not to stand for re-election as a member of the Board of Directors and to resign from the Board of Directors.

         2. CONSULTING AGREEMENT. Effective as of the Termination Date, and subject to the terms of this Agreement, the Company agrees to retain Employee as a consultant to perform such services for the Company as may be reasonably requested from time to time by the Chief Executive Officer of the Company (the "CONSULTING ARRANGEMENT"). The Consulting Arrangement shall continue until the earlier of August 18, 1997, unless earlier terminated pursuant to the terms of the Consulting Agreement between Employee and the Company dated as of February 13, 1997 (the "CONSULTING AGREEMENT"), a copy of which is attached hereto as Exhibit A (the "CONSULTING PERIOD"). The terms of this Consulting Arrangement are more fully described in the Consulting Agreement.

         3. CONSIDERATION. The Company shall pay Employee on a monthly basis, in accordance with the Company's regular payroll practices, payments equal to $18,333.33 beginning one (1) day following the Termination Date until May 13, 1997. Shortly after May 13, 1997, the Company will also pay Employee his pro rated portion of bonuses that he would have earned if he remained as an employee of the Company until May 13, 1997. After May 13, 1997 until the end of the Consulting Period, the Company shall pay Employee at the rate of $150 per hour, payable bi-weekly within 15 days after receipt of Employee's invoice for hours worked during the prior period, for projects as agreed to by the Company and Employee. In the event that the Employee commences full-time employment with another entity prior to August 18, 1997, the Company's obligations to pay consulting fees under this paragraph will terminate, except to the extent that Employee has performed consulting services pursuant to a request made prior to Employee's commencement of such full-time employment.

         4. STOCK OPTIONS. Under the terms of the Prior Agreements, the Employee was granted options to purchase 320,000 shares of the Company's Common Stock under the Company's 1995 Stock Option Plan (the "OPTIONS"). In connection with the Termination, options to purchase 80,000 shares of the Company's Common Stock shall become vested in accordance with the terms of the Prior Agreements, to be effective the later of the Termination Date or the Effective Date (as defined below). As a result, the remaining Options (options to purchase 240,000 shares) are hereby canceled. Employee acknowledges that, upon the effectiveness of the Agreement, he shall have no rights to any equity of the Company other than the options to purchase 80,000 shares of Common Stock and options granted to him as a Board member of the Company pursuant to the Directors Stock Option Plan.

         5.       BENEFITS.

                  (a) Following Termination Date, Employee shall have the right to continue, at his own expense, coverage under the Company's medical insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the period required by COBRA.

                  (b) Except as set forth in this Section 5 and as required by applicable law, Employee shall not be entitled to participate in any benefit plans or programs provided to employees of the Company following the Termination Date.

         6. NO OTHER PAYMENTS DUE. The Company agrees that it will continue to pay to Employee his normal salary through the Termination Date per the Company's normal payroll practices, and the Company will pay to Employee on the Termination Date all salary, accrued vacation, commissions, compensation, shares of stock or options therefore and/or such other sums as may then be due to Employee other than benefits to be paid in accordance with the provisions of this Agreement. Employee will execute an acknowledgment of receipt of all such payments as received and an acknowledgment that, in light of the payment by the Company of all wages due, or to become due to Employee, California Labor Code
Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

                           No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.


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         7.       RELEASE OF CLAIMS. Employee agrees that the foregoing
consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date, as defined below, of this Agreement including, without limitation:

                  (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

                  (b) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

                  (c) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act;

                  (d) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                  (e)      any and all claims for attorneys' fees and costs.

                  The Company and Employee agree that the release set forth in this Section 7 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or rights under the Directors Stock Option Plan.

         8. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement (the "REVOCATION PERIOD"); and (d) this Agreement shall not be effective until the Revocation Period has expired.


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         9.       CIVIL CODE SECTION 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
         CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

         10. CONFIDENTIALITY. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "SETTLEMENT INFORMATION"), except as required by law. Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

         11. NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Employee understands and agrees that his obligations to the Company under his existing Proprietary Information and Inventions Assignment and Confidentiality Agreement between the Employee and the Company (the "CONFIDENTIALITY AGREEMENT") shall survive termination of his relationship with the Company under this Agreement and that Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality Agreement. Employee agrees that at all times hereafter, Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that he will return all the Company's property and confidential and proprietary information in his possession to the Company no later than February 21, 1997, unless otherwise agreed to in writing by the Parties.

         12. NONCOMPETITION AND NONSOLICITATION. Employee agrees that until August 18, 1997, Employee shall not, without the prior written consent of the Company, at any time during the term of this Agreement, directly or indirectly, whether or not for compensation, (a) engage in, or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that engages in any activity involving the design, marketing or support of highly integrated mixed signal


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

semiconductor and software solutions for multimedia applications in the personal computer and consumer marketplaces, (b) divert or attempt to divert from the Company, or any affiliated company, any business of a kind involving the professional specialties or product lines indicated in clause (a) above, or (c) induce or attempt to induce any person who is an employee of the Company, or any affiliated company, to leave the Company, or any affiliated company, to become an employee of any person, firm, corporation or business described in clause (a) above; provided, however, that Employee may own up to 1% of the securities of any company whose securities are publicly traded that is of a sort described in clause (a) above.

         The Parties intend that the covenant contained in the preceding paragraph shall be construed as a series of separate covenants, one for each county or other geographic or political subdivision of each jurisdiction in which the Company conducts business. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenant shall be deemed eliminated from the provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         13. BREACH OF THIS AGREEMENT. Employee acknowledges that upon breach of the Confidentiality, Nondisclosure of Confidential and Proprietary Information and the Noncompetition and Nonsolicitation provisions contained in Sections 10, 11 and 12 of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement. Employee acknowledges and agrees that upon Employee's material or intentional breach of any of the provisions of this Agreement (including Sections 10, 11 and 12) and following written notice of such breach by the Company to Employee and an opportunity to cure such breach within five (5) business days where such breach may be cured, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company's obligations to provide consulting payments and benefits to Employee as described in Sections 3, 4 and 5 of this Agreement and to continue the Consulting Arrangement with Employee shall immediately terminate (subject to Employee's rights to continue health insurance coverage at his expense under COBRA as provided in Section 5).

         14. NON-DISPARAGEMENT. Each Party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

         15. AUTHORITY. The Company represents and warrants that the individual signing this Agreement on behalf of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.


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         16.      NO REPRESENTATIONS. Neither Party has relied upon any
representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

         17. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         18. ARBITRATION. The Parties shall attempt to settle all disputes arising in connection with this Agreement (or any of the exhibits hereto) through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara, California in accordance with the then prevailing rules of the American Arbitration Association. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The prevailing Party in any such proceeding shall be entitled to recover its costs and expenses and attorneys' fees from the other Party. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         19. ENTIRE AGREEMENT. Except for obligations which continue after termination of Employee's employment relationship with the Company pursuant to the Confidentiality Agreement, this Agreement, and the exhibits thereto, represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

         20. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Employee and the Company.

         21. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

         22. EFFECTIVE DATE. This Agreement is effective seven days after it has been signed by both Parties and such date is referred to herein as the "EFFECTIVE DATE."

         23. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         24. ASSIGNMENT. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party.
Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

         25. PRESS RELEASE. Employee hereby consents to the Company's announcement of the press release attached hereto.


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         26.      VOLUNTARY EXECUTION OF AGREEMENT. THIS AGREEMENT IS EXECUTED
VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE ON THE PART OR BEHALF OF THE PARTIES HERETO, WITH THE FULL INTENT OF RELEASING ALL CLAIMS. THE PARTIES ACKNOWLEDGE THAT:

                  (a)      THEY HAVE READ THIS AGREEMENT;

                  (b) THEY HAVE BEEN REPRESENTED IN THE PREPARATION, NEGOTIATION, AND EXECUTION OF THIS AGREEMENT BY LEGAL COUNSEL OF THEIR OWN CHOICE OR THAT THEY HAVE VOLUNTARILY DECLINED TO SEEK SUCH COUNSEL;

                  (c) THEY UNDERSTAND THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND OF THE RELEASES IT CONTAINS; AND

                  (d) THEY ARE FULLY AWARE OF THE LEGAL AND BINDING EFFECT OF THIS AGREEMENT.



                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the Parties have executed this Agreement and Mutual
Release on the respective dates set forth below.


                                        ESS TECHNOLOGY, INC.


Dated as of February 13, 1997           By: /s/ Fred Chan
                                           -------------------------------------
                                        Title: Chairman of Board of Directors
                                              ----------------------------------



                                        HERBERT J. MARTIN, an individual


Dated as of February 13, 1997           /s/ Herbert J. Martin
                                        ----------------------------------------
                                        Herbert J. Martin
                                                            2/13/97


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

                                    EXHIBIT A
                              CONSULTING AGREEMENT

                              ESS TECHNOLOGY, INC.
                              CONSULTING AGREEMENT


Mr. Herbert J. Martin


Dear Herbert:

         1. ESS Technology, Inc., a California corporation (the "Company") wishes to obtain your services as a consultant on specified projects as directed by the Company until May 13, 1997, and thereafter on an as needed basis upon the mutual agreement of you and the Company. This letter shall constitute an agreement ("Agreement") between you and the Company with respect to the services you are to provide.

         2. This Agreement shall become effective on the date hereof and remain in effect until the earlier of August 18, 1997. Either party may terminate this Agreement for cause at any time. For this purpose, cause means the other party's material or intentional breach of such other party's obligations under this Agreement or the Agreement and Mutual Release between you and the Company dated as of February 13, 1997 (the "Release").

         3. As consideration for your services and other obligations you will be paid in accordance with Section 3 of the Release for the period of this Agreement.

         4. Your relationship with the Company shall be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which shall be your responsibility (unless such deductions are required by relevant taxing authorities). You agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees. You shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Chairman of the Board of Directors of the Company (the "Chairman").

         5. All services to be performed by you will be as agreed between you and the Chairman. You shall be required to report to the Chairman concerning your services performed under this Agreement, or such other party designated by the Chairman.

         6. You understand and agree that the terms of your existing Proprietary Information and Inventions and Confidentiality Agreement (the "Inventions Agreement") shall remain in full force and effect as provided in such agreement, notwithstanding any termination of this Agreement. In that regard, you shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. No later than February 21, 1997, you will return to Company all documents and other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Paragraph 8 shall survive termination of this Agreement for any reason.

                  Further, you agree that you shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company's business or its actual or demonstrably anticipated research or development (except as otherwise provided below). When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the above. You will promptly sign any documents (including U.S. and foreign patent assignments) requested by the Company related to the above assignment of rights and inventions and will cooperate with the Company at the Company's request and expense in preparation and prosecution of any U.S. or foreign patent applications related to such rights and inventions. Your obligations under this Paragraph 8 shall survive termination of this Agreement for any reason. This Agreement does not apply to inventions covered by
Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A.

         7. You shall refrain from any disparagement, criticism, defamation or slander of the Company or its products, employees, officers or processes, or tortious interference with the contracts and relationships of the Company.

         8. Any amendment to this Agreement must be in writing signed by you and the Company.

         9. All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at 48401 Fremont Blvd., Fremont, CA 94538, or to such other addresses as either party shall specify to the other.

         10. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California.


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

         11. This Agreement supersedes any prior consulting or other similar agreements between you and the Company other than the Release and the Inventions Agreement.

         If this Agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.

Dated as of:  February 13, 1997

                                   Very truly yours,

                                   ESS TECHNOLOGY, INC.

                                   By: /s/ Fred Chan
                                      ------------------------------------------
                                   Title:  Chairman of the Board of Directors



AGREED AND ACCEPTED:


/s/ Herbert J. Martin              2/13/97
--------------------------------
Herbert J. Martin


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

                                    EXHIBIT A

         Section 2870 of the California Labor Code is as follows:

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.